Exhibit 10.8

Form of Management Incentive Plan

Plan Document

Effective                      20

Form of Management Incentive Plan

INC Research, LLC, a Delaware limited liability company (the “Company” or “INC”) has created the INC Management Incentive Plan (“MIP”).  The MIP is designed to recognize and reward the performance of employees in the Company’s executive and senior management roles such as Chief Officers, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Executive Directors, Senior Directors, and Directors (and comparable positions as named specifically by the Chief Executive Officer (“CEO”)) by providing the potential to earn additional compensation in the form of an annual cash payment for meeting and exceeding corporate earnings and profitability goals set by the executive management and the Board of Directors.

SECTION 1. DEFINITIONS

1.1 DEFINITIONS.  Whenever used herein, the following terms shall have the respective meanings set forth below:

(a) “Affiliate” means, with respect to a referenced entity, any corporation, partnership, limited liability company, joint venture, association, estate, trust or other entity or organization, that the referenced entity directly or indirectly has the power to direct or cause the direction of the management of policies, whether by exercising voting power, by contract or otherwise.

(b) “Award” means the amount paid to a Participant under the MIP for a particular Plan Year, as described in Section 3 and the Appendix for the applicable Plan Year, each of which will be attached hereto beginning with Appendix A for the           Plan Year.

(c) “Award Pool at Target” means a cash amount which is set forth on the appropriate Plan Year Appendix (or will otherwise be designated by the Board or CEO) as the amount of the Total Award Pool if the Company exactly reaches the EBITDA Target for that Plan Year.

(d) “Board” means the Board of Directors or the Compensation Committee of the Company.

(e) “Bonus Opportunity” means a cash amount equal to the Participant’s Incentive Target Percentage multiplied by the Participant’s Eligible Base Earnings.

(f) “EBITDA Metric” means “Consolidated EBITDA” as such term is defined in the Credit Agreement, dated as of July 12, 2011, as amended on February 8, 2013 and February 19, 2014, entered into by and among the Company, subsidiaries of the Company, General Electric Capital Corporation, and other lenders party thereto.  EBITDA Metric is expressed in absolute dollars earned.

(g) “EBITDA Target” means the Company’s performance, measured against the EBITDA Metric during the Performance Period, which must be met for the Award Pool at Target to be fully eligible for award under the Plan.  Performance at a level greater than or less than EBITDA Target shall result in such Total Award Pool, if any, as is described in Section 3 being eligible for Award.  The EBITDA Target is set forth in the applicable Plan Year Appendix.

(h) “EBITDA Performance Tier 1” as defined in the applicable Plan Year Appendix.

(i) “EBITDA Performance Tier 1 Percentage” as defined in the applicable Plan Year Appendix.

(j) “EBITDA Performance Tier 1 Maximum” as defined in the applicable Plan Year Appendix.

(k) “EBITDA Performance Tier 2 Percentage” as defined in the applicable Plan Year Appendix.

(l) “Eligible Base Earnings” means the total base salary, exclusive of disability payments, performance awards, overtime, bonuses, or shift premiums, earned by the Participant as of 31 December of the particular Plan Year.

(m) “Incentive Target Percentage” means the percentage of a Participant’s Eligible Base Earnings that is targeted to achievement of 100% of EBITDA Target.  Participants will be advised of their specific Incentive Target Percentage and the EBITDA Target(s) in writing.

(n) “Minimum EBITDA Achievement” as defined in the appropriate Plan Year Appendix.

(o) “Participant” means an individual who has been identified as being eligible to participate in the Plan as described in Section 4, below.

(p) “Participant Payout” means the Participant’s individual Bonus Opportunity divided by the Award Pool at Target and then multiplied by the Total Award Pool.  If a Participant moves from one eligible position to another eligible position with a different Incentive Target Percentage during the Plan Year, the Participant Payout will be pro-rated at each target level.

(q) “Performance Period” means the one year period during which performance is measured and an Award can be granted.

(r) “Plan” means this Management Incentive Plan, as the same may be amended from time to time.

(s) “Plan Year” means 1 January through 31 December as set forth in the Plan Year Appendix.

(t) “Sponsor” means each of Avista Capital Partners and its Affiliates and Teachers’ Private Capital and its Affiliates.

(u) “Total Award Pool” means the total amount of money potentially available for payout to Participants for a particular Plan Year, as calculated in Section 3.

1.2 GENDER AND NUMBER.  Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 2. ADMINISTRATION

The Plan shall be administered by the Board.  The Board may from time to time establish such rules and procedures with respect to the Plan as it deems appropriate.  All questions arising under the Plan shall be decided by the Board and its determination shall be final, binding, and conclusive for all purposes and upon all persons.  Nothing in the Plan shall limit the right of members of the Board who are also key management employees of the Company from being Participants in the Plan.

SECTON 3. PERFORMANCE MEASURE AND AWARD CALCULATION

3.1 EBITDA METRIC.  The Total Award Pool for a particular Plan Year shall be computed according to the Company’s performance during the Performance Period as measured against the EBITDA Metric, as follows:

EBITDA Metric

Performance	Total Award Pool

Equal to or less than the Minimum EBITDA Achievement	$0

Greater than the Minimum EBITDA Achievement but less than the EBITDA Target	Award Pool at Target multiplied by (actual EBITDA performance minus Minimum EBITDA Achievement) / (EBITDA Target minus Minimum EBITDA Achievement)

At EBITDA Target	Award Pool at Target

Greater than the EBITDA Target but less than EBITDA Performance Tier 1	Award Pool at Target plus an amount equal to the EBITDA Performance Tier 1 Percentage multiplied by each dollar by which performance exceeds the EBITDA Target

Greater than EBITDA Performance Tier 1

Award Pool at Target plus EBITDA Performance Tier 1 Maximum plus an amount equal to the EBITDA Performance Tier 2 Percentage multiplied by each dollar by which performance exceeds the EBITDA Performance Tier 1

3.2 AWARD DETERMINATION.  Once the Total Award Pool is calculated as described in Section 3.1, Participant Awards will be determined as follows, provided that the Participant is eligible for Award as described in Section 4.

First, the Company will calculate the Participant Payout for the Participant.  The Participant Payout will be subject to adjustments as described by Section 4.1 and 4.3 in the event of the Participant’s inactive service to the Company due to a leave of absence and/or the Participant’s entry into the Plan following January 1 of the Plan Year.

Second, management will determine, in its sole discretion, how much of the Participant Payout to award to the Participant.  Consideration will be given to factors including individual performance, the Participant’s business unit’s performance, the Participant’s individual’s performance rating, and the Participant’s level of performance and contribution during the Plan Year, among other considerations.  Consideration will also be given to whether or not the Participant is or was at any time during the Plan Year under a disciplinary action, documented warning or performance improvement plan.  Executive Management of the Company will determine the amount of the Participant’s Award in their sole discretion.  The Company reserves the right to grant an Award less than, equal to or greater than the Participant Payout in its sole discretion, and nothing in this Plan guarantees a Participant’s receipt of an Award in any amount.

SECTION 4. ELIGIBILITY FOR AWARD

4.1 GENERAL ELIGIBLITY.  Plan Participants include active regular employees in executive and senior management positions identified and others as named and approved in writing by the CEO.  Unless otherwise approved by Executive Management of the Company, Participants may only participate in one (1) INC variable compensation plan at a given time.

A Participant must be actively employed by the Company or its Affiliate on the date that Award payments are made to be eligible to receive an Award.  Awards under the Plan shall not be earned unless and until actually paid.  Employees on notice to separate from the Company, or who are receiving separation or severance pay are not eligible for Awards.  Employees who are actively on the payroll, who are also under a termination notice period either involuntarily or voluntarily, or are receiving post-employment separation payments as part of an organization reduction, are not eligible for any Award under the Plan.

If the Participant ceases to perform an eligible role due to death, any Award for which the Participant would otherwise be eligible is not earned and payable; however, a pro-rata award may be granted, in the Company’s discretion, reflecting active performance during the Plan Year.  Awards will be awarded to the estate of the former employee.

Disability is handled subject to applicable laws of the participant’s country, state or province of residence.  Leave of absence eligibility and payments may be pro-rated for leave of absence time, as permitted by local legislation.  The timing of payments for anyone on a leave of absence during the payout may be delayed until the employee returns to work.

4.2 FORFEITURES.  If a Participant is terminated, terminates his or her employment voluntarily, or otherwise leaves the payroll (except for authorized leave or short or long term disability), he or she will forfeit his or her right to be eligible for any Award.

4.3 ADJUSTMENTS.  Eligible employees who become Plan Participants during the Plan Year will (subject to the Plan provisions) be eligible for a pro-rata award provided that such employees entered the Plan prior to October 1st of the Plan Year.

If a Participant moves from one eligible position to another eligible position with a different Participant’s Incentive Target Percentage, the Participant Payout will be pro-rated at each target level.

SECTION 5. PAYMENT OF AWARDS

Any Award granted to a Participant shall be paid in the amount determined in accordance with Section 3 in a single lump sum.  Award payments will be made within 30 days after the Company’s CFO has approved and closed the Company’s financial books for the calendar year (exact timing to be decided by the executive management and the Board of Directors), provided, however, that Award payment will occur no later than April 15th following the Plan Year.  Payments are made in local currency.  Benefit contributions and deductions will not typically be taken from the gross bonus monetary payment.  Required federal, state, provincial and/or other applicable taxes will be deducted from the incentive payment.

SECTION 6. AMENDMENTS AND TERMINATION

The Board or CEO, within their/his sole discretion, may improve, alter, expand, modify, change, or discontinue the Plan at their/his sole discretion at any time.  Additionally, the CEO may approve exceptions or modifications to the Plan, based on material changes affecting the Company.  Subject to applicable law, any amendment or modification may, in the Company’s sole and exclusive discretion, be effective prospectively or retrospectively.  Any exception to the EBITDA Metric as trigger for any payout must be approved by the CEO and Compensation Committee of the Board.

SECTION 7. MISCELLANEOUS PROVISIONS

7.1 NO GUARANTEE OF EMPLOYMENT.  Participation in the Plan shall not be construed as giving to a Participant any right to be retained in the employ of the Company.

7.2 RESTATEMENT OF FINANCIALS.  Subject to applicable laws, if the Company’s financial statements are restated due to errors, omissions or fraud, the Company retains the right to recover all or a portion of awards affected.

7.3 INTEREST IN FUTURE COMPENSATION.  No Participant shall acquire an interest hereunder except to the extent of actual payments made pursuant to this Plan, and prior to actual payment, nothing contained in the Plan shall give rise to any claims or right of action against the Company.

7.4 FOREIGN CORRUPT PRACTICES ACT AND RELATED ACTS OF OTHER COUNTRIES.  Participants are prohibited from giving, paying, promising, offering, or authorizing the payment, directly or indirectly through a third party, of anything of value to any “foreign official” or any person, business or entity, to persuade that official, person, business or entity to assist the Company or any other person, to obtain or retain business.  Additionally, notwithstanding anything to the contrary, Participants shall not give or receive any gift of any value (including nominal value), outside of ordinary permissible business practices and the Company’s policies, in order to make him/her eligible to receive payment under this Plan.  Participants should review the Company’s Anti-Bribery Anti-Corruption Policy for additional information and/or contact the Legal Department with policy related questions.

7.5 ASSIGNMENT OF INCENTIVES PROHIBITED.  Participants shall not assign or give any part of their compensation, including incentives, to any agent, Sponsor, and representative of the Sponsor or other person as an inducement.

7.6 CONFIDENTIALITY.  All information disclosed in this plan document is proprietary to the Company.  Communication of the plan document to anyone other than those currently employed by the Company and who have a need to know its contents will be considered a breach of the employee’s obligation of confidentiality and may subject the individual to disciplinary action, subject to applicable law.

7.7 TAX WITHHOLDING.  The Company employing or engaging the services of a Participant shall have the power to withhold, or to require such Participant to remit to the Company an amount sufficient to satisfy all federal, state, local and foreign withholding tax requirements in respect of any Award made under the Plan.

7.8 REQUIREMENTS OF LAW.  The granting of Awards shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.  No Awards shall be granted under the Plan if such grant would result in a violation of applicable law.

7.9 GOVERNING LAW.  The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of North Carolina, unless, as applicable, where local legislation must be applied under principles of conflict of laws.

7.10 SUPERSEDES PRIOR PLANS.  This Plan supersedes, replaces and cancels all earlier commission, incentive compensation or bonus plans and agreements, both written and oral, applicable to the Plan Participants, including but not limited to any bonus plans set forth in an employee offer letter or agreement.  This Plan sets forth the exclusive agreement under which Participants may receive bonus payments.

APPENDIX A

[Company Letterhead]

Dear           ,

I am pleased to confirm your participation in our 20     Management Incentive Plan (MIP) that is designed to recognize and reward members of the INC Research Senior Management Team like you for contributions you make towards achieving our Company business goals.

The funding of our MIP is based on the Company’s performance measured against the corporate EBITDA metrics outlined in the table below.

Performance Goal	EBITDA Achievement	Payout Level

Corporate EBITDA minimum (“trigger”)

Corporate EBITDA target

Corporate EBITDA overachievement

Corporate EBITDA overachievement

While the funding of our overall MIP pool is based on corporate results, your individual MIP payout is also dependant on your MIP Participant Payout target, which in your current role of           is           % of your eligible base earnings and whereas the Company has the discretion to determine the actual Award amount to deviate up or down based on:

•                  Participant’s Individual performance rating

•                  Participant’s level of performance and contribution

•                  Whether the Participant is or was under a disciplinary action, documented warning or PIP during the Plan Year

•                  Business Unit performance

•                  Other considerations

In addition, if you are a new hire in 20    , your payout will be prorated based on your date of hire.  Likewise if you are promoted or moved to a position that has a different Participant Payout target %,

your payout will be prorated based on time spent in each position for 20    .  Please review the attached MIP document for more details.

If you have any questions about this information, please contact          .

Sincerely yours,

The Board of Directors may improve, alter, expand, modify, change, or discontinue this plan at its sole discretion at any time.  The Board or CEO, with their sole discretion, may approve exceptions or modifications to the plan, based on material changes affecting the Company.  Nothing in the Plan shall constitute a contract of employment, nor shall it infringe upon the Company’s at-will employment policy, as applicable to your location. This Plan is subject to the applicable country, state or provincial laws of the Plan Participant.  As applicable, local legislation prevails.